SUBSIDIARIES OF THE REGISTRANT


Smithway Motor Xpress, Inc., an Iowa corporation

East West Motor Express, Inc., a South Dakota corporation

SMSD Acquisition Corp., a South Dakota corporation

New Horizons Leasing, Inc., an Iowa corporation